Exhibit 99.1

Lemon, Inc. (formerly

Bling Nation, Ltd.)

Financial Statements as of and for the Years Ended

December 31, 2012 and 2011, and

Independent Auditors’ Report

Lemon, Inc. (formerly bling nation, ltd.)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Lemon, Inc.

Palo Alto, California

We have audited the accompanying financial statements of Lemon, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter regarding Going Concern

The accompanying financial statements for the year ended December 31, 2012 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte Touche LLP

San Jose, California

December 6, 2013

LEMON INC. (FORMERLY BLING NATION, LTD.)

BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,043,802	$7,480,114
Accounts receivable	20,745
Prepaid expenses and other current assets	96,028	155,139
Total current assets	5,160,575	7,635,253
PROPERTY AND EQUIPMENT — Net	8,058	32,200
OTHER ASSETS	16,555	16,555
TOTAL ASSETS	$5,185,188	$7,684,008
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$202,434	$315,218
Accrued liabilities	91,514	7,243
Total current liabilities	293,948	322,461
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS’ EQUITY:
Convertible preferred stock:
Series A-1, $0.001 par value — authorized, issued, and outstanding 5,518,000 shares in 2012 and 2011; aggregate liquidation preference of $5,518,000	5,518	5,518
Series A-2, $0.001 par value — authorized, issued, and outstanding 5,016,302 shares in 2012 and 2011; aggregate liquidation preference of $7,921,440	5,016	5,016
Series B, $0.001 par value — authorized, issued, and outstanding 4,594,212 shares in 2011; aggregate liquidation preference of $19,913,161		4,594
Series A-3, $0.001 par value — authorized 1,148,551 shares; issued and outstanding 1,148,551 shares in 2012; aggregate liquidation preference of $17,213,141	1,149
Series A-4, $0.001 par value — authorized 4,464,685 shares; issued and outstanding 4,464,685 shares in 2012; aggregate liquidation preference of $4,942,847	4,465
Common stock, $0.001 par value — authorized 22,000,000 shares; issued and outstanding 1,385,768 and 1,254,968 shares in 2012 and 2011	1,386	1,255
Additional paid in capital	36,712,917	34,308,273
Accumulated deficit	(31,839,211)	(26,963,109)
Total stockholders’ equity	4,891,240	7,361,547
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,185,188	$7,684,008

See accompanying notes to financial statements.

LEMON INC. (FORMERLY BLING NATION, LTD.)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
SERVICE REVENUES	$195,464	$-
COST OF SERVICE REVENUES	1,065,381	574,877
GROSS LOSS	(869,917)	(574,877)
OPERATING EXPENSES:
Technology and development	1,056,134	661,048
Selling and marketing	1,532,676	1,242,169
General and administrative	1,538,370	1,003,423
Total operating expenses	4,127,180	2,906,640
LOSS FROM OPERATIONS	(4,997,097)	(3,481,517)
INTEREST AND OTHER INCOME	121,795	53,773
LOSS BEFORE INCOME TAXES	(4,875,302)	(3,427,744)
INCOME TAX EXPENSE	800	800
LOSS FROM CONTINUING OPERATIONS	(4,876,102)	(3,428,544)
LOSS FROM DISCONTINUED OPERATIONS (Note 8)		(3,466,848)
NET LOSS	$(4,876,102)	$(6,895,392)

See accompanying notes to financial statements.

LEMON INC. (FORMERLY BLING NATION, LTD.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Convertible Preferred Stock
			Series A-2		Series B		Series A-3		Series A-4		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Series A-1 Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE — December 31, 2010	5,518,000	$5,518	5,016,302	$5,016	4,594,212	$4,594	-	$-	-	$-	$1,258,585	$1,259	$33,896,160	$(20,067,717)	$13,844,830
Exercise of option shares											47,500	47	14,478		14,525
Repurchase of unvested shares											(51,117)	(51)			(51)
Stock-based compensation													397,635		397,635
Net loss														(6,895,392)	(6,895,392)
BALANCE — December 31, 2011	5,518,000	5,518	5,016,302	5,016	4,594,212	4,594	-	-	-	-	1,254,968	1,255	34,308,273	(26,963,109)	7,361,547
Exercise of option shares											130,800	131	19,488		19,619
Repurchase of preferred shares					(3,445,661)	(3,445)							(2,696,575)		(2,700,020)
Conversion of Series B preferred stock to Series A-3 preferred stock					(1,148,551)	(1,149)	1,148,551	1,149
Issuance of preferred shares
Series A-4 — net of issuance costs of $57,153									4,464,685	4,465			4,938,382		4,942,847
Stock-based compensation													143,349		143,349
Net loss														(4,876,102)	(4,876,102)
BALANCE — December 31, 2012	5,518,000	$5,518	5,016,302	$5,016	-	$-	1,148,551	$1,149	4,464,685	$4,465	1,385,768	$1,386	$36,712,917	$(31,839,211)	$4,891,240

See accompanying notes to financial statements.

LEMON INC. (FORMERLY BLING NATION, LTD.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,876,102)	$(6,895,392)
Less loss from discontinued operations		3,466,848
Loss from continuing operations	(4,876,102)	(3,428,544)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities — continuing operations:
Stock-based compensation	143,349	111,187
Depreciation and amortization	24,046	20,840
Loss on disposal of assets	5,013
Changes in operating assets and liabilities:
Accounts receivable	(20,745)
Prepaid expenses and other current assets	59,111	(155,139)
Accounts payable	(112,784)	314,500
Accrued liabilities and other liabilities	84,271	7,243
Cash used in operating activities — continuing operations	(4,693,841)	(3,129,913)
Cash used in operating activities — discontinued operations		(3,041,346)
Net cash used in operating activities	(4,693,841)	(6,171,259)
CASH FLOWS FROM INVESTING ACTIVITIES — Purchases of property and equipment	(4,917)	(11,044)
Cash used in investing activities — continuing operations	(4,917)	(11,044)
Cash provided by investing activities — discontinued operations		3,040
Net cash used in investing activities	(4,917)	(8,004)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment for repurchase of preferred shares	(2,700,020)
Proceeds from issuance of preferred series A-4 (net of issuance costs)	4,942,847
Proceeds from exercise of stock options	19,619	4,500
Cash provided by financing activities — continuing operations	2,262,446	4,500
Cash provided by financing activities — discontinued operations		9,974
Net cash provided by financing activities	2,262,446	14,474
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,436,312)	(6,164,789)
CASH AND CASH EQUIVALENTS — Beginning of year	7,480,114	13,644,903
CASH AND CASH EQUIVALENTS — End of year	$5,043,802	$7,480,114
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION —
Cash paid during the year for taxes	$800	$800

See accompanying notes to financial statements.

Lemon, Inc. (formerly Bling Nation, Ltd.)

NOTES TO Financial statements

AS OF AND FOR THE YEARS ENDED December 31, 2012 AND 2011

1.	The Company and Basis of Presentation

The Company — The Company was incorporated in 2007 under the name “Bling Nation, Ltd.” Between 2007 and 2011, the Company and its wholly owned subsidiary Lemon, Inc. offered a mobile payments service. In April 2011, the Company discontinued this service. In October 2011, the Company began making commercially available a smartphone application (“apps”) relating to receipts and expense management. In June 2012, the Company expanded its offerings to include a mobile wallet service. In March 2012, the Company, a Bermuda company, was merged with and into Lemon, Inc., with Lemon, Inc., as the surviving corporation (hereafter “the Company”). At that time, the Company renamed its “Series B preferred shares” as “Series A-3 preferred stock,” and the senior liquidation preferences and protective voting provisions associated with that class of securities were eliminated.

Risks and Uncertainties — The Company operates in a dynamic and highly competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

The Company is subject to the risks associated with a loss-generating entity, including the need to further develop its technology, operations, and sales and marketing channels to attain profitability. Successful development of the Company’s products and services and, ultimately, the attainment of profitable operations, are dependent upon future events, including its ability to grow its customer base, and develop strategic alliances.

Basis of Presentation — The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The prior year presentation within the statement of stockholders’ equity has been modified to conform with the current year presentation.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring net losses and cash used in operating activities through the year ended December 31, 2012. Net losses for the years ended December 31, 2012 and 2011 were $4.9 million and $6.9 million, respectively, and cash used in operating activities was $4.7 million and $3.1 million for the years ended December 31, 2012 and 2011, respectively, which, among other factors, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

As discussed in Note 10, the Company entered into a $3 million loan and security agreement in July 2013. Management intends to take all action necessary to bring the Company to positive cash flows from operations as soon as possible. The Company’s ability to implement its operating plan is dependent on its ability to continue investment in its product enhancements while growing its current customer base and, ultimately, to attain profitable operations.

However, there can be no guarantee as to the ability of the Company to achieve positive cash flows from operations required to satisfy its obligations, or to secure additional financing, if and when needed, on terms acceptable to management if financing is available.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the useful lives of property, equipment, and software; stock-based compensation costs; assumptions used in the valuation of income taxes assets and liabilities; income tax uncertainties; valuation of common stock and reserves for contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Revenue Recognition — The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of services to the customer has occurred, the price is fixed or determinable, and collection of the service fee is reasonably assured. Subscription revenues are recognized ratably over each subscriber’s monthly subscription period. Deferred revenue consists of subscription revenues billed to subscribers that have not been recognized. During 2012 and 2011, revenue recognized from the Company’s app was approximately $192,000 and zero, respectively as the Company did not charge for its service in 2011.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. The Company’s cash equivalents consist of money market accounts which are carried at fair value and are considered level 1 financial assets. Level 1 financial assets relate to assets where fair value can be determined using observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s accounts receivable portfolio. The Company determines that allowance based upon a review of each receivable and all known factors that affect collectability. These factors include, but are not limited to, past payment performance, the financial condition of its customers, current economic or market conditions, disputes regarding the invoiced amount, or disputes regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2012 and 2011, accounts receivable balances were approximately $20,745 and zero, respectively.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. The Company deposits cash and cash equivalents with high-quality financial institutions. The Company’s cash is denominated in U.S. dollars and is held with financial institutions domiciled in the United States, and the balance exceeds the Federal Deposit Insurance Corporation insured limit.

Property, Equipment, and Software — Property, equipment, and software are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three years, other than leasehold improvements, which are amortized over the shorter of their useful life or the remaining lease term.

Long-Lived Assets — The Company evaluates its long-lived assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the recoverability is measured by a comparison of the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. If such asset or asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value.

Advertising Costs — Advertising costs are expensed as incurred and amounted to $883,726 and $906,011 for the years ended December 31, 2012 and 2011, respectively. Such costs are included in selling and marketing expenses in the statement of operations.

Income Taxes — The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the respective tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that the tax benefits of deferred tax assets will not be realized.

Accounting for Uncertainty in Income Taxes — The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. No liability related to uncertain tax positions is recorded in the financial statements as of December 31, 2012 or 2011. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The Company’s tax years 2007 to 2012 remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.

Accounting for Stock-Based Compensation — Stock-based compensation is measured at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. The expense recognized for the portion of the award that is expected to vest has been reduced by an estimated forfeiture rate. The forfeiture rate is determined at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company uses the Black-Scholes option-pricing model as the method for determining the estimated fair value of certain financial instruments.

Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method.

Expected Volatility — Expected volatility is estimated using comparable public companies volatility for similar terms.

Expected Dividend — The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has never paid dividends and has no plans to pay dividends.

Risk-Free Interest Rate — The risk-free interest rate used in the Black-Scholes valuation method is based on the U.S. Treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

The Company accounts for stock options issued to nonemployees by recording expense for such options based on the fair value of the option grants as the options vest and are earned. The Company uses the Black-Scholes valuation method to calculate the fair value of such options. The Company believes that the estimated fair value of the stock options is more readily determinable and measurable than the fair value of the services rendered. The fair value of the stock options granted to nonemployees is calculated at time of grant, and remeasured at each reporting date using the Black-Scholes option-pricing model.

Warranty  — The Company’s website, services, and apps are provided “as is” with no warranty of any kind. The use of the Company’s website, services, and apps is at the user’s sole risk.

Indemnification — Under the Company’s terms of use, users agree to indemnify, defend, and hold the Company, its employees, agents, consultants, subsidiaries, partners, affiliates, and licensors harmless against any and all claims, costs, losses, damages, liabilities, judgments, and expenses (including reasonable fees of attorneys and other professionals) arising from or in any way related to such user’s use of the Company’s website, services, and apps. The Company has not incurred expenses related to these indemnification agreements and no claims for such indemnifications were outstanding as of December 31, 2012 and 2011.

Subsequent Events — The Company’s management evaluated all subsequent events from the date of the balance sheet through December 6, 2013, which represents the date when these financial statements were issued.

Recent Accounting Pronouncements — In June 2011, the Financial Accounting Standards Board (the “FASB”) issued amended guidance related to comprehensive income. This amendment allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendment eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB deferred indefinitely the requirement regarding the presentation of reclassification adjustments out of accumulated other comprehensive income. The new guidance is effective for fiscal years beginning after December 15, 2011. The Company adopted disclosure provisions of this standard in 2012 on a retrospective basis. The adoption of this standard is did not have an impact on the Company’s financial position, results of operations, or cash flows.

In May 2011, the FASB issued amended guidance related to fair value measurements. This amendment represents the converged guidance of the FASB and the International Accounting Standards Board (the Boards) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in this amendment, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. The Company adopted the new disclosure requirements in 2012. The adoption of this standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

3.	Property And Equipment

Property and equipment as of December 31, 2012 and 2011, consisted of the following:

	2012	2011
Computer and equipment	$32,535	$35,820
Furniture and office equipment	50,258	50,259
Leasehold improvements	11,686	11,686
	94,479	97,765
Less accumulated depreciation and amortization	(86,421)	(65,565)
	$8,058	$32,200

The total depreciation and amortization expense recorded during the years ended December 31, 2012 and 2011, was $24,046 and $20,840, respectively, recorded in cost of service revenues and operating expenses.

4.	INCOME TAXES

The Company recorded a tax expense of $800 for both years ended December 31, 2012 and 2011. The income tax amounts recorded in 2012 and 2011 differed from the amounts expected by applying the U.S. federal statutory tax rates to pretax income primarily due to the effect of net operating loss carryforwards for which no financial statement benefit was recorded. The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets (liabilities) as of December 31, 2012 and 2011, are set out below:

	2012	2011
Deferred tax assets (liabilities):
Net operating loss carryforwards	$9,903,800	$8,340,564
Property and equipment	15,685	4,197
Stock compensation	54,123	-
Credit carryforward	6,512	-
Accruals and reserves	1,644	(12,223)
Total net deferred tax assets	9,981,764	8,332,538
Valuation allowance	(9,981,764)	(8,332,538)
Net deferred tax assets	$-	$-

As of December 31, 2012, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $24.8 million and $24.9 million, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards will begin to expire, if not utilized, in 2028 through 2032. The California net operating loss carryforwards will begin to expire, if not utilized, in 2018 through 2032.

Based on the available objective evidence, management believes it is more likely than not that the U.S. federal and California net deferred tax assets will not be realizable; therefore, management has established a valuation allowance for all of the deferred tax assets.

The United States Tax Reform Act of 1986 and similar California legislation impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change” as defined in this legislation.

5.	Commitments and Contingencies

Leases — The Company leases office space under a noncancelable operating lease with a term through April 30, 2013, and an option to extend for a two-year term upon expiration in 2013. Future minimum payments to be made in 2013 under this arrangement as of December 31, 2012 were $55,440. The Company decided not to renew this lease in April 2013 and entered in to a month-to-month sub-lease in the same facility from a new lessor.

Total rent expense for operating leases was $164,780 and $126,348 for the years ended December 31, 2012 and 2011, respectively.

Commitments — In February 2012, the Company entered into a service agreement that guaranteed a minimum payment of $60,000 per month between April 2012 and March 2013. The agreement expired in accordance with its terms at the end of March 2013.

6.	STOCKHOLDERS’ EQUITY

Presentation  — The par value of the Company’s convertible preferred stock and common stock is $0.001 per share. Amounts reported in the accompanying balance sheet for such preferred stock and common stock include the additional paid-in capital associated with each respective series.

Convertible Preferred Stock — The rights, preferences, and privileges of the Series A-1, Series A-2, Series A-3 and Series A-4 preferred stock of the Company as of December 31, 2012 are as follows:

Dividend  — Holders of Series A-1, Series A-2, Series A-3 and Series A-4 convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of 8% of the original issuance prices of $1.00, $1.5948, $4.3533, and $1.1199 per share, respectively, subject in each case to appropriate adjustment in the event of any stock dividend, stock bonus issue, stock split, subdivision, combination, consolidation, or similar recapitalization with respect to the respective series of preferred stock plus an additional amount on “as converted” to common share basis when, as, and if declared by the board of directors. Holders of Series A-4 preferred stock have a priority of dividends payments over holders of Series A-1, Series A-2 and Series A-3 preferred stock. No dividends on preferred stock were declared by the Board for the year ended December 31, 2012.

Voting — In general, holders of preferred stock vote together with the holders of common stock as a single class. The consent of a majority of the common stock issuable upon conversion of the then-outstanding preferred stock (voting as a single class and on an as-converted basis) is required to effect the following: (a) a material alteration of changes to the rights of the preferred stock; (b) increasing the authorized number of preferred stock or any series of preferred stock; (c) authorizing or creating a new class of equity securities with rights that are senior to or on parity with any series of preferred stock; (d) certain defined liquidation events; (e) purchasing, redeeming, paying dividends on, or make distributions on equity securities other than certain enumerated exceptions; (f) selling, leasing, transferring, or otherwise disposing of a material portion of the assets of the Company; (g) increasing the number of stock reserved and available for grant under the Company’s equity incentive plans; or (h) changing the size of the board of directors from five directors. In addition, the consent of a majority of the Series A-4 preferred stock then outstanding (voting separately as a class on an as-converted basis) is required to increase the authorized number of Series A-4 preferred stock.

Conversion  — Each preferred share is convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully paid and nonassessable common stock as is determined by dividing the original issue price for such series of preferred stock by the applicable conversion price in effect at the time of conversion. The conversion prices for the Series A-1, Series A-2, Series A-3 and Series A-4 preferred stock are its respective original issue prices, subject to adjustments for certain events. The preferred stock will also be converted automatically into stock of common stock immediately prior to an initial public offering with aggregate proceeds of at least $30 million or upon the date specified by written consent of holders of a majority of the outstanding preferred stock on an as-converted basis.

Liquidation — In the event of any liquidation, dissolution, or winding up of the Company, including a merger, acquisition, or sale of assets, as defined, the holders of Series A-4 preferred stock are entitled to receive an amount per share to the greater of (i) Series A-4 original issue price plus any declared but unpaid dividends or (ii) such amount per share as would have been payable had all Series A-4 preferred stock been converted into common stock immediately prior to such deemed liquidation event. If upon any such deemed liquidation event, the assets of the Company available for distribution to stockholders of the Company shall be insufficient to pay the holders of Series A-4 preferred stock the full amount to which they shall be entitled, the holders of Series A-4 preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the Series A-4 preferred stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full.

After distributions have been made to all holders of Series A-4 preferred stock in full, the holders of Series A-1, Series A-2 and Series A-3 preferred stock are entitled to receive an amount per share to the greater of (i) the respective Series A-1, Series A-2 and Series A-3 original issue prices plus any declared but unpaid dividends or (ii) such amount per share as would have been payable had all Series A-1, Series A-2 and Series A-3 preferred stock been converted into common stock immediately prior to such deemed liquidation event. If the assets of the Company available for distribution to stockholders shall be insufficient to pay the holders of Series A-1, Series A-2 and Series A-3 preferred stock the full amount to which be entitled, the holders of Series A-1, Series A-2 and Series A-3 preferred stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the Series A-1, Series A-2 and Series A-3 preferred stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full.

After the payment in full of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of common stock held by each such holder.

Preferred Stock Repurchase — In February 2012, the Company repurchased 3,445,661 Series B preferred shares from Balderton Capital Partners (“Balderton”), representing all of the shares of the Company held by Balderton. The shares were repurchased at a price of $0.7836 per share, or approximately $2.7 million, pursuant to a repurchase agreement, including a mutual release of claims. In connection with the consummation of the repurchase, a director of the Company who was associated with Balderton, resigned from his position as director, which was accepted by the board of directors of the Company.

Conversion of Series B preferred stock into Series A-3 — In March 2012, the Company changed its place of incorporation from Bermuda to Delaware. To effect this change, Bling Nation, Ltd., was merged with and into Lemon, Inc., with Lemon, Inc., as the surviving corporation. As a result of this change, the Company amended and restated the certificate of incorporation and bylaws. As part of this change, the Company’s Series B preferred shares were renamed as “Series A-3 preferred stock,” and the senior liquidation preferences and protective voting provisions associated with that class of securities were eliminated.

Series A-4 Preferred Stock Issuance — In May 2012, the Company completed a Series A-4 preferred stock financing. The Company issued 4,464,685 shares of Series A-4 preferred stock at a price of $1.1199 per share to existing and new investors, for total gross proceeds of $5 million. As part of the financing, a new director, who is associated with a new investor, joined the board of directors of the Company.

Common Stock — As of December 31, 2012, the Company has authorized 22,000,000 common stock, of which 1,385,768 common stock were issued and outstanding, of which all were fully vested. As of December 31, 2011, the Company has authorized 22,000,000 common stock, of which 1,254,968 common stock were issued and outstanding, of which 1,228,785 stock were fully vested and 26,183 stock were unvested and subject to a right of repurchase by the Company. Such unvested stock are held in escrow with respect to the unvested portion and were issued in connection with restricted stock awards to employees and consultants. Each stockholder has the right to dividends and to vote for each share issued, even if such stock are held in escrow. Issued restricted stock are included in stock issued and outstanding from the date of issuance. During 2011 year, the Company repurchased 51,117 unvested stock.

As of December 31, 2012 and 2011, the Company had reserved common stock for future issuance as follows:

	2012	2011
Conversion of preferred shares	16,147,538	15,128,514
Shares reserved for outstanding options including options issued outside of the Plan	2,426,800	1,957,600
Shares reserved for future option or restricted stock grants	1,470,012	55,822
Total shares reserved for future issuance	20,044,350	17,141,936

Equity Incentive Plan — In July 2008, the Company adopted the Lemon, Inc. 2008 Equity Incentive Plan (the “Plan”), which have a total of 5,045,780 shares of common stock authorized for issuance under the Plan as of December 31, 2012. As of that date, 1,470,012 stock remained available for issuance under the Plan. Incentive stock options may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the board of directors. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the per-share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the board of directors, and the exercise period of such grants will be five years. There were no incentive stock options granted to a person representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary during the year ended December 31, 2012 or 2011.

Options granted under the Plan vest at a rate determined by the board of directors and will expire no later than 10 years from the date of grant. Options granted to newly hired employees typically vest over four years with 25% vesting after one year and 75% vesting ratably over the following 36 months. Retention grants to existing employees typically vest ratably over 48 months. The Plan allows for the issuance of restricted common stock upon early exercise of unvested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option.

A summary of activity under the Plan for the years ended December 31, 2012 and 2011, is presented as follows:

	Shares Available for Future Grant	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance — December 31, 2010	680,938	1,203,067	$0.70	9.24
Options canceled — forfeited	176,045	(176,045)	1.49
Options canceled — expired	356,722	(356,722)	1.79
Options canceled — re-priced	854,800	(854,800)	1.79
Options granted (average fair value of $0.19 per share)	(2,063,800)	2,063,800	0.31
Restricted stock repurchased	51,117		0.37
Options exercised		(47,500)	0.31
Balance — December 31, 2011	55,822	1,831,800	0.15	9.19
Additional shares authorized	2,034,190
Options canceled — forfeited	139,793	(139,793)	0.19
Options canceled — expired	102,207	(102,207)	0.15
Options granted (average fair value of $0.26 per share)	(862,000)	862,000	0.33
Options exercised		(90,800)	0.15
Balance — December 31, 2012	1,470,012	2,361,000	0.21	8.72	$383,600
As of December 31, 2012:
Options exercisable	442,580		0.19	7.09	79,201
Options vested and expected to vest	2,361,000		0.21	8.72	383,600

The above table excludes 65,800 and 125,800 options outstanding as of December 31, 2012 and December 31, 2011, respectively out of which 40,000 options were exercised, 20,000 options were cancelled during 2012 and 20,000 options were granted during 2011. These options were granted from 2009 to 2011 to entities that rendered services to the Company during those years. These options were not issued under the plan, but were issued on terms substantially identical to options issued under the plan. These options have vesting periods ranging from one to three years at an exercise price of $0.15 per share, with a weighted average remaining contractual life of 6.80 years as of December 31, 2012.

Aggregate intrinsic value represents the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding in-the-money options.

In connection with the grants of stock options to employees under the Plan, the Company recorded $36,730 and $238,296 of stock-based compensation for the years ended December 31, 2012 and December 31, 2011, respectively. The Company recorded stock-based compensation expense of $1,641 and $26,285 for options granted outside of the Plan during the years ended December 31, 2012 and December 31, 2011, respectively.

In August 2011, the Company re-priced all outstanding options at $0.15 per share. This modification resulted in additional stock based compensation expense of $6,875 that was recorded in general and administrative expenses.

As of December 31, 2012, there was approximately $142,144 of total unrecognized compensation cost, related to outstanding employee stock options that is expected to be recognized over a weighted-average period of 2.8 years

The fair value of each option granted including options granted outside of the Plan, was estimated using the Black-Scholes-Merton option-pricing model and the following assumptions:

	For the Year Ended December 31,
	2012	2011
Expected volatility	75%	75%
Expected term	6.25 years	5-6.25 years
Risk-free interest rate	1.26%	1.36–2.28%
Dividend yield	-%	-%
Common stock fair value	$0.33	$0.15–$1.80

Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options are earned. The Company believes that the estimated fair value of the stock options is more readily measurable than the fair value of the services rendered. The fair value of the unvested portion of stock options granted to nonemployees is calculated at each reporting date using the Black-Scholes option-pricing model using the following assumptions:

Expected volatility	90%
Remaining contractual term	8.75 years
Risk-free interest rate	1.88%
Dividend yield	-%
Common stock fair value	$0.33–$0.35

In connection with the grant of stock options to nonemployees, the Company recorded stock compensation expense of $95,975 and $54,938 for the years ended December 31, 2012 and December 31, 2011, respectively.

The fair value of each restricted stock award granted was estimated as its intrinsic value, a difference between grant date fair value of the Company’s common stock and exercise price of an award. Stock-based compensation expense is recognized ratably over the period when such awards are vested. All the awards were fully vested in 2012. The Company recorded stock compensation expense of $9,003 and $71,241 recorded in operating expenses for the years ended December 31, 2012 and December 31, 2011, respectively.

7.	EMPLOYEE BENEFITS PLAN

The Company maintains a 401(k) retirement savings plan for full-time employees. Under the plan, eligible employees may contribute a maximum of 65% of their net compensation, up to the annual limit for 2012 of $17,000, or $22,500 for employees who were 50 years or older. The Company does not contribute to the plan.

8.	DISCONTINUED OPERATIONS

In April 2011, the Company announced its decision to discontinue the operations related to the Company’s mobile payment service to focus on the development of new products and services.

In connection with discontinuing its mobile payment service, the Company terminated the employment of approximately 75% of its workforce and discontinued providing services to customers, merchants, and financial institutions in April and May 2011.

Operating results of the discontinued operations for the year ended December 31, 2011, were as follows:

Revenue	$5,806
Expenses from discontinued operations	(3,472,654)
Loss from discontinued operations	$(3,466,848)

Loss from discontinued operations for the year ended December 31, 2011 includes a charge of $248,958, for the full impairment of the net book value of property, plant, and equipment associated with the discontinued operations that will not be utilized in continuing operations.

9.	RELATED-PARTY TRANSACTIONS

Meck Investments, Ltd. (“Meck Investments”), is a fund associated with the chief executive officer and with the chairman of the board of directors of the Company. In connection with the founding of the Company, the Company sold shares of its common stock and preferred stock to Meck Investments in exchange for capital investments in 2007 and 2008. Meck Investments subsequently invested in the Company’s Series A-2 preferred stock and Series A-3 preferred stock financings. As of December 31, 2012, Meck Investments held 10,000 shares of common stock and 5,930,842 shares of preferred stock. Meck Investment’s relationship with the Company includes stock ownership, and participation in the governance of the Company through membership in the board of directors.

10.	SUBSEQUENT EVENTS

On July 1, 2013, the Company entered into a $3 million loan and security agreement with Venture Lending and Leasing, Inc. (“VLL”). The term of the financing is interest only for 9 months at a rate of 11% followed by 27 months of equal amortization. The lender has the first security priority lien on all of Company’s assets. There are no financial covenants that the company has to comply with. In connection with entering into such agreement, the Company issued warrants to the VLL Funds to purchase up to 294,670 shares of Series A-4 preferred stock (or other shares if the Company completes a subsequent preferred stock financing). In connection with the issuance of such warrants, the Company filed an amendment to its certificate of incorporation on June 24, 2013 to increase its authorized shares. As of that date, the total number of all shares of all classes of stock that this Company had the authority to issue was 41,442,223 shares, consisting of (a) 25,000,000 shares of common stock and (b) 16,442,223 shares of preferred stock of which (i) 4,759,370 shares of such preferred stock were designated as “Series A-4 Preferred Stock”, (ii) 1,148,551 shares of such preferred stock were designated as “Series A-3 Preferred Stock”, (iii) 5,016,302 shares of such preferred stock were designated as “Series A-2 Preferred Stock”, and (iv) 5,518,000 shares of such preferred stock were designated as “Series A-1 Preferred Stock.”

In October 2013, the Company received a non-binding transaction outline providing for a possible acquisition by another company. At the same time, the Company entered into an exclusivity agreement with such potential acquirer, which agreement expires in December 2013. The Company is not bound to proceed with any possible business combination or other transaction, unless and until definitive agreements with respect to such business combination are mutually agreed to with the potential acquirer. However, the Company anticipates that if such definitive agreements are agreed to with respect to such a transaction, the transaction would close in December 2013.

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